Exhibit 99.1


Optical Communication Products Relocates Corporate
Headquarters


OCP moves into Woodland Hills, CA facility

Woodland Hills, Calif. - September 3, 2003 - Optical Communication Products, Inc. (Nasdaq: OCPI), a manufacturer of fiber optic subsystems and modules for metropolitan, local and storage area networks, today announced the relocation of its corporate headquarters to Woodland Hills, California.

"The move is a part of our strategic plan to contain costs," said Susie Nemeti, Chief Financial Officer. OCP has owned the Woodland Hills facility since June 2001 and will occupy approximately two-thirds of its 145,720 square feet of space. The remaining one-third will continue to be leased to commercial tenants.

The Woodland Hills facility is located five miles south of OCP's former Chatsworth headquarters. OCP intends to lease or sell its Chatsworth facility.

About OCP

OCP designs, manufactures and sells a comprehensive line of fiber optic subsystems and modules for metropolitan, local and storage area networks. OCP's product lines include optical transceivers, transponders, transmitters and receivers. For more information visit OCP's web site at www.ocp-inc.com.

OCP was founded in 1991 and has its headquarters in Woodland Hills, California. Furukawa Electric Co. Ltd., based in Tokyo, beneficially owns 58.1% of OCP's outstanding capital stock as of June 30, 2003.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that OCP will not be able to sell or


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otherwise dispose of its Chatsworth facility and that OCP may not be able to achieve its cost containment objectives in relocating to Woodland Hills. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Contact

Susie Nemeti, CFO, 818-251-7100
E-mail: investor.relations@ocp-inc.com

New Address
Optical Communication Products, Inc.
6101 Variel Avenue
Woodland Hills, CA 91367


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